Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS INCREASE IN YEAR-OVER-YEAR QUARTERLY

FINANCIAL RESULTS FOR SECOND QUARTER

OF FISCAL 2005 AND PROVIDES EARNINGS GUIDANCE

FOR THE THIRD QUARTER

Anaheim, CA, May 3, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal second quarter ended March 31, 2005, increased by 37 percent to $77.4 million from $56.5 million for the second quarter of fiscal 2004, following a continuous pattern of growth. Net income for the fiscal second quarter of 2005 increased to $7.9 million, or $0.32 per diluted share, compared to $5.8 million, or $0.30 per diluted share, for the same period in fiscal 2004.

According to Phil Harding, M-Flex’s chief executive officer, the strong growth the company achieved during the second quarter of fiscal 2005, compared to the same period in 2004, resulted from 35 percent growth in revenues from the wireless telecommunications sector, including a 30 percent increase in sales to the company’s largest customer. Also, as a result of a focused effort to diversify its customer base, particularly in the wireless telecommunications sector, M-Flex continued high-volume production for a second leading handset manufacturer with these new sales also contributing to the growth in the second quarter of fiscal 2005.

In addition, M-Flex grew revenue from its non-wireless telecommunications customers during the second quarter of fiscal 2005 by 48 percent, compared to the same period in fiscal 2004. This includes increased sales to manufacturers of PDAs, industrial products (such as bar code scanners), medical devices and electronic data storage equipment.

“Overall, sales during the second quarter of fiscal 2005 to all non-Motorola customers, including other cell phone manufacturers and non-wireless telecommunications customers, increased approximately 70 percent over the same period in fiscal 2004, providing evidence that our plan to increase sales to an expanded customer base is working,” Harding said.

For the first six months of fiscal 2005 ending March 31, net sales increased 47 percent to $161.8 million from $110.0 million, while net income increased to $17.4 million, or $0.70 per diluted share, compared to $7.9 million, or $0.42 per diluted share in the same period in fiscal 2004. Net sales from the wireless telecommunications sector increased 46 percent over the same six months in fiscal 2004 while net sales to non-wireless telecommunications customers grew 53 percent.

According to Craig Riedel, chief financial officer, the company’s gross margins for the second quarter of fiscal 2005 remained at approximately 24 percent due to several factors, including yield improvements, cost controls and product mix. Going forward, Riedel said, the company maintains its previous guidance that gross margins are expected to move into the 18-22 percent range. “Although the company has been able to sustain higher margin levels during recent quarters, new programs currently in the pipeline are expected to carry higher value-added component content, which will reduce overall margins.”

Chief Executive Officer Harding said, “We are particularly pleased with our success in expanding our customer relationships and sales to a second leading manufacturer in the wireless telecommunications sector while also continuing to grow our business with Motorola. In the near term, we expect our greatest opportunity for growth to be in the wireless telecommunications sector. This ongoing opportunity is driven both by the size of the market for cell phones as well as the increasing need for our state-of-the-art technology that enables manufacturers to add functionality while keeping their electronics products as compact as possible. Also, our high-volume, low-cost manufacturing capabilities in China enable us to respond quickly to these customers’ manufacturing needs and to stay competitive in our pricing,” Harding said.

“At the same time, we believe the long-term opportunities for our core technology in non-wireless telecommunications applications will continue to increase, especially in medical devices, such as disposable blood oxygen sensors, as well as in mass data storage and power supplies.

“Our recent agreement with Mobility Electronics is an example of one of the non-wireless telecommunications applications we are focused on pursuing that can benefit from our extensive application design and engineering expertise to create a unique product advantage. With Mobility, our patented technology is expected to be integral to the development of a new generation of universal power supply adapters for mobile electronic devices — including portable computers — that can be smaller, lighter and with lower temperatures than current versions. Our technology facilitates this by reducing the size of the circuitry while increasing its efficiency, therefore, creating more space for the other electronics in Mobility’s power supply adapters,” Harding said.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the third quarter ending June 30, 2005, to range between $78.0 million and $85.0 million and net income for the same period of between $7.0 million and $9.0 million.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the second quarter of fiscal 2005 and its earnings guidance for the third quarter. The dial-in number for the call in North America is 800-810-0924 and 913-981-4900 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on May 3, 2005. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 2467933.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, current and upcoming programs and material content of such programs, growth and expansion of the company’s business and markets, the company’s manufacturing capabilities, the company’s relationship and opportunities with its current and new customers, the development of new technology and the use of such technology in power supplies, expected tax rates, and the results of audits of the company in China. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net sales	$77,392	$56,516	$161,804	$109,966
Cost of sales	58,873	42,933	123,442	88,695

Gross profit	18,519	13,583	38,362	21,271

Operating expenses:
Sales and marketing	2,263	1,998	4,429	3,778
General and administrative	4,185	3,152	8,016	5,673

Total operating expenses	6,448	5,150	12,445	9,451

Operating income	12,071	8,433	25,917	11,820
Interest (income) / expense, net	(103)	260	(173)	378
Other (income) / expense, net	(91)	99	(62)	259

Income before provision for income taxes	12,265	8,074	26,152	11,183
Provision for income taxes	(4,370)	(2,317)	(8,787)	(3,281)

Net income	$7,895	$5,757	$17,365	$7,902

Net income per share:
Basic	$0.34	$0.32	$0.74	$0.45
Diluted	$0.32	$0.30	$0.70	$0.42

Shares used in computing net income per share:
Basic	23,468,084	18,257,835	23,368,087	17,724,885
Diluted	24,894,249	19,336,815	24,698,791	18,659,958

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2005	September 30, 2004
Cash, cash equivalents and short term investments	$43,814	$38,196
Accounts receivable, net	51,530	44,382
Inventories	37,118	39,217
Other current assets	4,773	4,374

Total current assets	137,235	126,169
Property, plant and equipment	65,797	59,914
Other assets	4,946	3,915

Total assets	$207,978	$189,998

Accounts payable	$26,098	$26,079
Other current liabilities	20,388	21,129
Other liabilities	1,716	1,706
Stockholders’ equity	159,776	141,084

Total liabilities and stockholders’ equity	$207,978	$189,998